Exhibit 5.1

October 23, 2003

DiamondCluster International, Inc.
John Hancock Center
875 North Michigan Avenue, Suite 3000
Chicago, Illinois 60611

     Re: 36,900,000 Shares of Common Stock of DiamondCluster International, Inc.

Dear Sir or Madam:

     I refer to the Registration Statement on Form S-8 (the “Registration Statement”), filed by the DiamondCluster International, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement is being filed in connection with the issuance of up to 36,900,000 shares of Common Stock, par value $0.001 per share (the “Shares”), of the Company upon exercise of stock options or stock appreciation rights or pursuant to stock awards to be granted from time to time under the DiamondCluster International, Inc.’s Amended and Restated 1998 Equity Incentive Plan, Amended and Restated Employee Stock Purchase Plan, Employee Stock Purchase Plan-Brazil, Advisors Stock Option Plan and 2000 Stock Option Plan (the “Plans”).

     This opinion letter is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

     As Vice President, General Counsel and Secretary, I am familiar with the proceedings to date with respect to the Plans and the proposed issuance and sale of the Shares and have examined such records, documents and questions of law, and satisfied myself as to such matters of fact, as I have considered relevant and necessary as a basis for this opinion. In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies, and the authenticity of the originals of such latter documents. As to certain facts material to this opinion, I have relied without independent verification upon oral or written statements and representations of officers and other representatives of the Company.

     Based upon and subject to the foregoing, I am of the opinion that:

1. The Company is duly incorporated and validly existing in Delaware.

2. The Shares will be, as and when acquired in accordance with the terms and conditions of the Plans, legally issued, fully paid and non-assessable under the General Corporation Law of the State of Delaware.

     The foregoing opinions are limited to the laws of the United States, the State of Illinois and the General Corporation Law of the State of Delaware. I express no opinion as to the application of the securities or blue sky laws of the various states to the issuance or sale of the Shares.

     I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.

Very truly yours,

/s/ Nancy K. Bellis

Vice President, General Counsel, and Secretary DiamondCluster International, Inc.